Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Third Quarter 2020 Earnings Teleconference
October 27, 2020, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International
Today, Edison International reported core earnings per share of $1.67 for the third quarter 2020, up 17 cents compared to the same period last year. This increase was primarily due to higher CPUC-related revenue from the 2018 GRC escalation mechanism, and lower expenses from regulatory deferrals related to wildfire mitigation activities, partially offset by equity share dilution. Reflecting our strong year-to-date performance and our confidence in the outlook for the year, we are narrowing our 2020 guidance range to $4.47 to $4.62 by raising the low end 10 cents. Maria will discuss our financial performance in detail in her report.

We continue to address the numerous impacts of COVID-19 on our operations, customers, and communities. At the same time, we recognize that climate change is driving unprecedented weather conditions and catastrophic wildfires in California, and the State is in the midst of another active wildfire season. Our thoughts are with the communities and families impacted, and we are thankful for the first responders who have worked tirelessly to contain the fires and protect the lives and property of Californians. At Edison, safety remains our first and highest priority. SCE continues implementing measures to reduce wildfire risk, working closely with local first responders and emergency managers, and communicating regularly with customers to improve awareness and promote preparedness.

On the California legislative front, this year's session was shortened due to COVID-19. The Legislature prioritized the State’s COVID-19 response and wildfire risk reduction. The Governor signed several pieces of legislation that build on the State’s investments in firefighting personnel, and technology and fuels management projects. I am also pleased that two issues advocated by SCE — clarifying the AB 1054 insurance policy year and obtaining the opportunity to securitize revenue undercollections and bad debt expense due to COVID-19 in 2020— were addressed by the Legislature through the unanimous passage of Assembly Bill 913.

During this wildfire season, we have seen near-record deployments of firefighters to contain major wildfires throughout the State, with over 19,000 first responders at the peak, which was the highest since 2008. Firefighters from CAL FIRE, the U.S. Forest Service, and numerous cities and counties have done a tremendous job this year despite being stretched due to significant lightning-driven wildfire complexes and having to work with COVID precautions. This reflects the work done over the past couple of years to significantly increase firefighting resources and enhance the ability to model and forecast fire progression to better position ground and aerial assets. SCE’s wildfire mitigation efforts augment those of State and local agencies. For example, SCE has improved its situational awareness and that of local fire authorities by installing 161 cameras. In late September, SCE contributed $2.2 million to the Orange County Fire Authority to secure the largest heavy lift helitanker in the world for this fire season, capable of night-time flying and making water drops of 3,000 gallons.

This helicopter was working all through last night on the Silverado fire in Orange County. As of this morning, the Orange County Fire Authority reported that this fire has burned over 11,000 acres and is 5% contained with no structure losses. Tragically, two firefighters have been seriously injured battling the blaze. SCE filed an electric safety incident report, or ESIR, yesterday on the Silverado fire.

As noted in the ESIR, there was no activity on a nearby SCE power line nor evidence of any downed power lines prior to the reported start of the fire. While SCE’s investigation is at an early stage, I would like to note that preliminary investigation suggests that a lashing wire attached to a third-party owned telecommunication line that sits beneath SCE’s power line may have contacted SCE’s power line above it, possibly igniting the fire. However, it is early to draw any definitive conclusions at this point.

I’ve mentioned before that covered conductor is the most effective and expeditious way for SCE to buy down public safety risk by preventing ignitions that can lead to catastrophic wildfires. SCE is on track to meet or exceed the target of 700 miles of installed covered conductor set in the 2020 Wildfire Mitigation Plan. Our utility made substantial enhancements over the past year to its Public Safety Power Shutoff, or PSPS, program. SCE has enhanced communication and coordination with Government and communities and improved its capabilities to sectionalize circuits to reduce the number of customers impacted when a preventive de-energization is initiated.

In addition to our efforts to help reduce the risk of wildfires, the company continues to work to resolve wildfire-related litigation. As we noted on September 23rd, SCE resolved all insurance subrogation claims for the Thomas and Koenigstein fires and Montecito Mudslides. With this and other information in hand, we were able to move our accounting reserves from the low end of the estimable range to a best estimate, providing investors greater clarity on this and our related equity need.

Moving to regulatory actions at the CPUC, we are very pleased to see continued timely decisions and progress on our key filings as originally scheduled. This is a significant improvement in action and progress under the leadership of President Batjer. We commend the Commission and its staff for their continuing efforts in ensuring that proceedings are staying on schedule, despite challenges from the new remote working environment during the pandemic.

During this quarter, the CPUC issued decisions in several of SCE’s key filings. These include the 2020 Safety Certification, the Charge Ready 2 program, and the WEMA application, authorizing $505 million of wildfire insurance cost recovery and supporting continued treatment of insurance as a reasonable cost of service. We also received a proposed decision on our initial AB 1054 capex securitization application and see timely progress on track 1 of the 2021 GRC proceeding. Furthermore, SCE has reached a settlement-in-principle to resolve all issues pending in track 2 of the GRC.

SCE and numerous other parties filed their 2020 integrated resource plans. One of the principal objectives of this IRP is to help California meet its 2030 and 2045 GHG reduction targets. In SCE’s plan, we urged the Commission to adopt a 38 million metric ton target for 2030 to put California on a viable trajectory towards meeting its decarbonization goals. SCE also reiterated and highlighted a substantial CAISO system capacity need of 5,400 megawatts in the 2024 through 2026 timeframe due to planned power plant retirements. To address this, SCE has recommended that the Commission update its reliability planning methodology, including increasing the planning reserve margin, to better reflect the State’s evolving electricity market and ensure system reliability. These recommendations are consistent with the conclusions found by the CAISO, the CPUC, and the California Energy Commission in their recent preliminary root cause analysis of the August rotating outages.

Last month, the Governor issued an executive order that moves up the timeframe to have all new vehicles sold in California be emission-free to 2035. The order aligns with our Pathway 2045 work, in which electric vehicles are an important element to achieve carbon neutrality. I am proud that Edison has been recognized as a thought leader on this front.

I want to underscore the importance of making necessary investments today to ensure we have a strong, safe, reliable, and resilient grid to accommodate the increasing electrification of the economy. This drives substantial investment opportunities to meet increased electricity usage and increased system complexity including more distributed energy resources, higher levels of renewable resources, and energy storage. Importantly, our analysis shows that this transition will also be affordable, since the greater efficiency of electric motors and appliances will reduce customers’ total costs across all energy commodities by one third by 2045.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

Edison International reported core earnings of $1.67 per share for the third quarter 2020, an increase of 17 cents per share from the same period last year. This increase was primarily due to higher CPUC-related revenue due to the 2018 GRC escalation mechanism and lower expenses from regulatory deferrals related to wildfire mitigation activities. These were partially offset by equity share dilution. Reflecting our solid results for the first nine months of the year, we are once again narrowing our guidance range by raising the low end of our 2020 EPS estimate. I will discuss this in more detail later in my remarks.

On page 2, you can see SCE’s key EPS drivers on the right-hand side. I would like to highlight four items that accounted for much of the variance.

First, EPS increased by 43 cents related to higher revenue. CPUC-related revenue contributed 25 cents of this increase due to the escalation mechanism from the 2018 GRC decision. FERC and other operating revenue had a negative variance of 5 cents, largely because of the true-up for the 2018 Formula Rate case we recorded last year. There was also a positive variance of 23 cents primarily related to the balancing account for the GSRP settlement that was approved in April. However, there were offsets in expenses related to this variance.

Second, O&M had a positive variance of 8 cents, primarily due to recognizing lower wildfire mitigation expenses as a result of deferrals to regulatory assets. Third, income taxes had a negative impact of 13 cents, primarily reflecting lower tax benefits captured through our tax balancing account. Lastly, SCE’s EPS in the quarter was lower by 16 cents because of dilution from the increase in shares outstanding.

On page 3, you will see SCE’s capital expenditure and rate base forecast. Capex is consistent with last quarter’s forecast for 2021 through 2023, with a slight increase to 2020. Additionally, we updated the rate base forecast primarily for Charge Ready 2 and GRC rebuttal testimony. We continue to see significant opportunities to grow rate base over time, driven by investments in electric infrastructure, and this is reflected in our robust capital program of $20 to $21 billion over this period. This request level represents a compound annual growth rate of 7.6% in rate base over two rate case periods. After applying a 10% reduction to the total capital forecast to reflect our experience of previously authorized amounts and other operational considerations, the low end of the range still reflects strong rate base growth of 6.6%.

Please turn to page 4. Track 1 of the 2021 GRC proceeding has been on schedule and during the quarter, all related briefs were completed. We are now waiting for a decision and continue to expect that in first quarter 2021. To emphasize our previous statements, SCE’s core business will require minimal equity to fund our ongoing capital expenditures program beyond 2020. We will be able to quantify these levels after we receive the final approval of the GRC.

Page 5 summarizes our progress on SCE’s cost recovery filings for incremental 2018 and 2019 wildfire mitigation costs. In April, SCE received CPUC approval for the GSRP settlement,

which authorized recovery of $476 million of capital and $123 million of O&M. The decision approved a revenue requirement of $159 million, which went into rates on October 1st. The balance of the capital costs that were approved will be recovered as we securitize amounts related to wildfire mitigation, as authorized in AB 1054. In September, the WEMA application to recover $505 million of costs for wildfire insurance was approved. This is now included in rates and will be recovered over the next twenty-four months. Importantly, the CPUC noted in its decision that SCE had acted reasonably and prudently in its procurement of insurance policies. The Commission also recognized that wildfire liability insurance serves as an important protection for customers against third-party legal claims invoking the inverse condemnation doctrine and allegations of negligence. These decisions enable SCE to recover approximately $665 million of cash over the next two years and further strengthen its balance sheet and credit metrics. In addition, the CPUC recently issued a proposed decision on SCE’s application to securitize the GSRP capital noted above. When the financing is completed, it will add approximately $335 million to the cash position.

SCE and all intervenors reached a confidential settlement-in-principle regarding all issues in track 2 of the 2021 GRC. Once a definitive settlement is executed, a motion will be filed with the CPUC seeking approval. SCE expects a proposed decision on the track 2 settlement in Q1 2021. We will record the impact of the settlement once the Commission acts and do not expect a negative earnings impact.

I will highlight a number of other pending filings and future applications related to wildfire mitigation costs. First, we are due to receive a decision on our CEMA filing for certain drought and restoration costs in first quarter 2021. In the next few months, we also anticipate filing a WEMA application for excess insurance premium costs for July through December 2020. Finally, we will make our GRC track 3 filing in first quarter 2021, with a proposed decision expected a year later.

As for other regulatory actions during the quarter, the CPUC approved SCE’s Charge Ready 2 program, which supports approximately 38,000 light-duty EV charging ports. This is the largest light-duty EV charging program by an investor-owned utility in the US, and will add approximately $400 million to SCE’s rate base by 2026.

Turning to guidance, pages 6 and 7 show our updated 2020 guidance and the key assumptions for modeling purposes. Let me highlight that we are once again narrowing our full year 2020 EPS guidance range to $4.47 to $4.62 per share by raising the low end of the range. This also increases the midpoint of the EPS range by 5 cents to $4.55. While most of the earnings assumptions are essentially unchanged from the last quarter, there are a couple of factors driving the majority of this upward revision. First, we now expect SCE earnings to be 4 cents higher than our previous assumption. This is driven by improvements of 1 cent in rate base earnings and 3 cents from SCE variances related to the timing of financing activities as well as operational items. Second, the EIX Parent and Other forecast has improved by 1 cent versus our previous estimate. These factors and our strong performance so far this year make us increasingly confident in our narrowed 2020 EPS guidance range.

Last month, we issued a news release about the September 2020 subrogation settlement and noted that we anticipate issuing approximately $1 billion of equity to invest in SCE, enabling the utility to debt finance wildfire claims payments. Since then, many of you have asked questions about the timing of the equity issuance. As we shared with you, we will provide an update on the fourth quarter 2020 earnings call. The timing of the equity issuance will be dependent upon the timing of future claims resolutions and payments that exceed insurance.
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